Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SYMS CORP.

Pursuant to N.J.S. 14A:9-4(3)

Dated: June 29, 2010

The undersigned corporation, having adopted an amendment to its Certificate of Incorporation, hereby certifies as follows:

1.        The name of the corporation is Syms Corp.

2.           The corporation's Certificate of Incorporation is amended by adding a new Article TWELFTH, which shall provide in its entirety as follows:

“TWELFTH:     The personal liability of the Officers and Directors of the Corporation is hereby eliminated to the fullest extent permitted by subsection 14A:2-7(3) of the New Jersey Business Corporation Act, as the same may be amended or supplemented. No amendment to or repeal of this Article TWELFTH shall apply to or have any effect on the liability or alleged liability of any Officer or Director for or with respect to any acts or omissions of such Officer or Director occurring prior to such amendment or repeal. If the laws of the State of New Jersey are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of an Officer or Director of the Corporation shall be eliminated or limited to the fullest extent then permitted. No repeal or modification of this Article TWELFTH shall adversely affect any right of or protection afforded to an Officer or Director of the Corporation existing immediately prior to such repeal or modification.”

3.           The date of adoption of the amendment by the shareholders of the corporation was June 29, 2010.

4.           The number of shares entitled to vote on the amendment was 14,448,188 shares of common stock.

5.        The number of shares voted for and against the amendment were as follows:

For:	10,614,858
Against:	2,934,072

IN WITNESS WHEREOF, the undersigned corporation has caused this certificate of amendment to be executed on its behalf by its duly authorized officer as of the date first above written.

SYMS CORP.

By:	/s/ Seth L. Udasin_________
Name: Seth L. Udasin
Title: Secretary, Senior Vice President and Chief Financial Officer